Exhibit 99.1

News Release

CommScope Announces Third Quarter 2010 Results

•	Net sales of $822 million increased 10 percent year over year

•	Operating income of $92 million

•	Adjusted operating income of $116 million excluding special items

•	Net income of $51 million, or $0.49 per diluted share

•	Adjusted net income of $65 million, or $0.62 per diluted share

HICKORY, NC, October 27, 2010—CommScope, Inc., a global leader in infrastructure solutions for communications networks, reported sales of $821.9 million and net income of $50.6 million, or $0.49 of earnings per diluted share, for the quarter ended September 30, 2010.

The reported net income includes after-tax charges of $15.2 million for the amortization of purchased intangibles and $2.5 million for restructuring costs and a $3.7 million after-tax gain on the sale of a distribution center in Singapore. Excluding these special items, adjusted third quarter 2010 net income was $64.6 million, or $0.62 of earnings per diluted share. A reconciliation of reported GAAP results to adjusted results is attached.

For the quarter ended September 30, 2009, CommScope reported sales of $750.4 million and net income of $45.8 million, or $0.45 of earnings per diluted share. The reported net income included after-tax charges of $15.3 million for the amortization of purchased intangibles and $2.2 million in restructuring costs. Excluding these special items, adjusted third quarter 2009 earnings were $63.3 million, or $0.61 per diluted share.

“North American wireless spending remained robust in the quarter while our Enterprise segment continued to deliver strong results across all major product groups and geographies,” said Chairman and Chief Executive Officer Frank Drendel. “We are also pleased to see modest sequential improvement in the wireless infrastructure market in India.

“While the global economy remains challenging, popular devices like smart phones and tablets have created the demand for a mobile Internet. We remain excited about our long-term growth opportunities as CommScope’s next generation of wireless, enterprise and broadband solutions help customers connect to critical data, entertainment and business services.”

Sales Overview

Third quarter 2010 sales increased 9.5 percent year over year but declined 1.9 percent sequentially. Foreign exchange rates negatively affected sales by $2.8 million on a year-over-year basis and positively affected sales by $2.0 million on a sequential basis.

Net Sales by Segment

($ in millions)

	Third	Third	Second
	Quarter	Quarter	Quarter	% Change
	2010	2009	2010	YOY	Sequential
ACCG	$332.9	$316.4	$309.5	5.2%	7.6%
Enterprise	220.2	177.6	220.7	24.0%	-0.2%
Broadband	132.4	136.7	128.6	-3.1%	3.0%
WNS	137.6	120.3	181.3	14.4%	-24.1%
Inter-segment eliminations	(1.2)	(0.6)	(2.0)	n/a	n/a

Total CommScope Net Sales	$821.9	$750.4	$838.1	9.5%	-1.9%

Net Sales by Region

($ in millions)

	Third	Third	Second
	Quarter	Quarter	Quarter	% Change
	2010	2009	2010	YOY	Sequential
United States	$446.5	$401.8	$469.1	11.1%	-4.8%
Europe, Middle East & Africa	170.1	169.7	172.2	0.2%	-1.2%
Asia Pacific	124.7	122.9	121.4	1.5%	2.7%
Other Americas	81.8	56.6	77.4	44.5%	5.7%

Subtotal International	$376.6	$349.2	$371.0	7.8%	1.5%
Inter-segment eliminations	(1.2)	(0.6)	(2.0)	n/a	n/a

Total CommScope Net Sales	$821.9	$750.4	$838.1	9.5%	-1.9%

Antenna, Cable and Cabinet Group (ACCG) sales increased 5.2 percent year over year and 7.6 percent sequentially. The increase was primarily driven by continued U.S. operator investment in third generation (3G) and fourth generation (4G) wireless infrastructure. ACCG sales increased sequentially across all geographies despite slow economic recovery in the Europe, Middle East and Africa (EMEA) region and a challenging market in India. While the Indian wireless infrastructure market continued to be negatively affected in the third quarter by regulatory issues, the ACCG segment experienced modest sequential sales improvement.

Enterprise segment sales increased 24.0 percent year over year and were flat sequentially. Video and data-rich applications continue to drive the need for additional bandwidth and advanced data centers at global corporations, government agencies, healthcare facilities and educational institutions. End-to-end copper and fiber solutions combined with industry leading intelligent patching and in-building wireless solutions uniquely position CommScope in this competitive market.

Broadband segment sales declined 3.1 percent year over year but increased 3.0 percent sequentially. Cable operators continue to invest in and maintain their cable networks as they compete with satellite and wireline carriers for residential and commercial video, data and voice services.

Wireless Network Solutions (WNS) segment sales increased 14.4 percent year over year but declined 24.1 percent sequentially. The year-over-year increase is primarily driven by improvements in the Asia Pacific (APAC) and EMEA regions. Sales declined sequentially primarily due to lower sales in the U.S. as a result of the timing of large wireless projects.

In the third quarter of 2010, U.S. sales increased 11.1 percent year over year to 54 percent of total company sales.

Orders booked in the third quarter of 2010 were $833.6 million, up 15.9 percent year over year and 2.0 percent sequentially. Orders in the ACCG segment are primarily responsible for the positive year over year and sequential comparisons.

Operating Income Overview

Operating income in the third quarter of 2010 was $91.9 million compared to $91.2 million in the year-ago period. Adjusted operating income, which excludes the amortization of purchased intangibles and other special items, declined 2.0 percent from the year-ago period to $116.5 million. The decline in adjusted operating income is primarily attributable to a decline in Broadband operating income and a return to normal business practices for salary and incentive compensation. (A reconciliation of GAAP to adjusted operating income follows.)

Third Quarter 2010 Adjusted (non-GAAP) Operating Income by Segment

	ACCG	Enterprise	Broadband	WNS	Total
Operating income, as reported	$16.5	$49.7	$17.5	$8.2	$91.9
Amortization of purchased intangible assets (1)	17.1	1.6	0.5	5.2	24.4
Restructuring costs	1.8	0.6	0.2	1.3	3.9
Gain on sale of distribution center	—	(3.7)	—	—	(3.7)

Adjusted (non-GAAP) operating income	$35.4	$48.2	$18.2	$14.7	$116.5
Adjusted (non-GAAP) operating margin	10.6%	21.9%	13.7%	10.7%	14.2%

Second Quarter 2010 Adjusted (non-GAAP) Operating Income by Segment

	ACCG	Enterprise	Broadband	WNS	Total
Operating income, as reported	$17.2	$36.8	$10.7	$16.7	$81.4
Amortization of purchased intangible assets (1)	17.1	1.6	0.5	5.2	24.4
Restructuring costs	1.5	(0.1)	0.6	1.6	3.6
Arbitration award	(8.6)	—	—	—	(8.6)

Adjusted (non-GAAP) operating income	$27.2	$38.3	$11.8	$23.5	$100.8
Adjusted (non-GAAP) operating margin	8.8%	17.4%	9.2%	13.0%	12.0%

Third Quarter 2009 Adjusted (non-GAAP) Operating Income by Segment

	ACCG	Enterprise	Broadband	WNS	Total
Operating income (loss), as reported	$23.0	$36.9	$32.3	$(1.0)	$91.2
Amortization of purchased intangible assets (1)	17.2	1.6	0.5	5.2	24.5
Restructuring costs	0.8	0.6	0.5	1.3	3.2

Adjusted (non-GAAP) operating income	$41.0	$39.1	$33.3	$5.5	$118.9
Adjusted (non-GAAP) operating margin	13.0%	22.0%	24.4%	4.6%	15.9%

(1)	Total includes $3.6 million of amortization included in cost of sales.

CommScope management believes that presenting operating income information excluding the special items noted above provides meaningful information to investors in understanding operating results and may enhance investors’ ability to analyze financial and business trends, when considered together with the GAAP financial measures. In addition, CommScope management believes that these non-GAAP financial measures allow investors to compare period to period more easily by excluding items that could have a disproportionately negative or positive impact on results in any particular period.

Third Quarter 2010 Financial Highlights

•	Gross margin for the third quarter of 2010 was 30.3 percent despite rising raw material costs.

•

SG&A expense for the third quarter of 2010 was $102.8 million and includes a benefit from a $3.7 million gain on the sale of a distribution center in Singapore. Excluding this item, SG&A would have been $106.6 million, up $3.4 million year over year.

•	Interest expense for the quarter was $21.6 million, down $4.1 million when compared to the year-ago quarter. Interest expense declined year over year due to lower debt levels.

•

The company’s effective income tax rate for the quarter was 28.0 percent, while the tax rate on adjusted pretax income was 31.8 percent. These rates include expense of $2.1 million resulting from adjustments to valuation allowances related to various matters.

•

The company incurred $3.9 million in restructuring costs as part of its previously announced 2010 initiatives to realign and lower its cost structure and improve capacity utilization. The company expects to substantially complete these initiatives by late 2011.

•	Total depreciation and amortization expense in the quarter was $46.0 million, which includes $24.4 million of amortization of purchased intangibles.

•	Net operating cash flow in the quarter was $91.9 million. Capital spending in the quarter was $7.9 million.

•	Total debt outstanding at September 30, 2010 was $1.35 billion. The company ended the quarter with $671.3 million in cash, cash equivalents and short-term investments.

Commercial Highlights

•

CommScope provided critical technology for Brocade’s new world-class data center and corporate campus in San Jose, California, including technology from CommScope’s portfolio of structured fiber and copper cabling as well as in-building wireless solutions to provide a reliable, high-performance backbone for bandwidth-intensive network communications. CommScope’s wired and wireless solutions will play a key role in enterprise operations, enabling next-generation connectivity and network communication in Brocade’s data center as well as across the entire campus, including research and development labs. CommScope helped Brocade achieve its goal of creating a data center that represents excellence in scalability, flexibility, energy efficiency and environmental sustainability.

•

Andrew Solutions, the CommScope division that is a global leader in wireless communication systems and products, launched the standalone GeoLENs® Secure User Plane Location (SUPL) Platform. This platform is based on a standalone server compliant to the Open Mobile Alliance’s SUPL 1.0 standard, which utilizes the user plane for providing the location of a mobile device. SUPL-based location allows operators to provide their subscribers location-based applications even when roaming as it operates independently of the capabilities of the visited access network. While SUPL can offer a quicker, cost-effective way to deploy commercial location based services, control plane location capabilities are typically needed for meeting E-911 requirements and enabling security applications. Andrew believes its comprehensive GeoLENs Mobile Location Center supports the widest range of positioning capabilities available from a single vendor including network-based, control plane technologies.

•

CommScope introduced BrightPath® Optical Solutions (BOS), giving cable and other broadband network operators a comprehensive headend-to-the-customer solution. Composed of a full suite of headend, outside plant and end user solutions, CommScope’s BOS enables cable and broadband operators to meet the unique needs of residential, multi-dwelling unit, commercial and cellular backhaul applications by employing leading technologies such as DOCSIS-enabled Ethernet Passive Optical Network (EPON), Radio Frequency over Glass (RFOG), and hybrid-fiber coax (HFC) node segmentation.

Outlook

CommScope management provided the following fourth quarter guidance, which excludes any potential cost associated with the announced transaction with The Carlyle Group:

•	Fourth quarter revenue of $730 million to $780 million

•	Fourth quarter adjusted operating income of $70 million to $85 million, excluding amortization of purchased intangibles, restructuring and other special items

“In the third quarter we delivered solid results despite a global economy that remains uncertain,” said Executive Vice President and Chief Financial Officer Jearld Leonhardt. “We also generated strong cash flow from operations and are pleased to see all segments return to double digit adjusted operating margins. However, input costs continue to increase, and as a result, the company has announced price increases on select products. Looking to the fourth quarter, we expect lower revenue resulting primarily from normal seasonality and lower adjusted operating income.”

Earnings Call and Institutional Investor Event Information

CommScope’s third quarter 2010 earnings call scheduled for November 1 and the institutional investor events scheduled for November 15 and 16 have been cancelled as a result of the definitive merger agreement CommScope entered into with global alternative asset manager The Carlyle Group.

About CommScope

CommScope, Inc. (NYSE: CTV; www.commscope.com) provides essential infrastructure that makes communication possible. We empower people to connect and communicate seamlessly where, when and how they choose. Our solutions and services for wired and wireless networks enable high-bandwidth data, video, and voice applications everywhere—at home, at work, and on the go. Through every wave of technology, CommScope helps the world connect and evolve. Backed by numerous respected brands such as Andrew®, SYSTIMAX® and Uniprise®, CommScope supports customers in more than 100 countries around the world through its focus on integrity, ethics, quality and technical innovation.

Forward Looking Statements

This press release contains forward-looking statements regarding, among other things, the business position, plans, outlook, integration, and other financial items relating to CommScope that are based on information currently available to management, management’s beliefs and a number of assumptions concerning future events. Statements made in the future tense, and statements using words such as “expect,” “believe,” “intend,” “goal,” “estimate,” “project,” “plans,” “anticipate,” “designed to,” “confident,” “think,” “scheduled,” “outlook,” “guidance,” “foreseeable future” and similar expressions are intended to identify forward-looking statements. Forward-looking statements are not a guarantee of performance and are subject to a number of risks and uncertainties, many of which are difficult to predict and are beyond the control of CommScope, and therefore should be carefully considered. Factors that could cause actual results of CommScope to differ materially include, but are not limited to, continued global economic weakness and uncertainties and disruption in the credit and financial markets; changes in cost and availability of key raw materials and components and the potential effect on customer pricing; realignment of global manufacturing capacity, including delays or challenges related to removing, transporting or reinstalling equipment; changes in laws or regulations affecting us or the industries we serve; the ability to retain qualified employees; customer demand for our products and the ability to maintain existing business alliances with key customers or distributors; competitive pricing and acceptance of products; industry competition and the ability to retain customers through product innovation; concentration of sales among a limited number of customers or distributors; continuing consolidation among customers; customer bankruptcy; the risk that internal production capacity and that of contract manufacturers may be insufficient to meet customer demand or quality standards for our products; the risk that customers might cancel orders placed or that orders currently placed may affect order levels in the future; possible production disruption due to supplier or contract manufacturer bankruptcy, reorganization or restructuring; successful ongoing operation of our vertical integration activities; the possibility of further restructuring actions; possible future impairment charges for fixed or intangible assets, including goodwill; increased obligations under employee benefit plans; significant international operations and the impact of variability in foreign exchange rates; ability to fully realize anticipated benefits from prior or future acquisitions or equity investments; substantial indebtedness and maintaining compliance with debt covenants; capital structure changes; income tax rate variability and ability to recover amounts recorded as value added tax receivables; product performance issues and associated warranty claims; ability to successfully implement major systems initiatives; cost of protecting or defending intellectual property; ability to obtain capital on commercially reasonable terms; adequacy and availability of insurance; costs and challenges of compliance with domestic and foreign environmental laws and the effects of climate change; fluctuations in interest rates; the ability to achieve expected sales growth and earnings goals; the outcome of pending and future litigations and proceedings; authoritative changes in generally accepted accounting principles by standard-setting bodies; and political instability. For a more complete description of factors that could cause such a difference, please see CommScope’s filings with the Securities and Exchange Commission (SEC), which are available on CommScope’s website or at www.sec.gov. In providing forward-looking statements CommScope does not undertake any duty or obligation to update these statements as a result of new information, future events or otherwise.

Additional Information and Where to Find It

In connection with the proposed merger, CommScope, Inc. (the “Company”) will prepare a proxy statement to be filed with the SEC. When completed, a definitive proxy statement and a form of proxy will be mailed to the stockholders of the Company. THE COMPANY’S SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT REGARDING THE PROPOSED MERGER BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. The Company’s stockholders will be able to obtain, without charge, a copy of the proxy statement (when available) and other relevant documents filed with the SEC from the SEC’s website at http://www.sec.gov. The Company’s stockholders will also be able to obtain, without charge, a copy of the proxy statement and other relevant documents (when available) by directing a request by mail or telephone to CommScope, Inc., Attn: Secretary, 1100 CommScope Place SE, Hickory, North Carolina 28602, telephone: (828) 324-2200, or from the Company’s website, http://www.commscope.com.

The Company and its directors and officers may be deemed to be participants in the solicitation of proxies from the Company’s stockholders with respect to the proposed merger. Information about the Company’s directors and executive officers and their ownership of the Company’s common stock is set forth in the proxy statement for the Company’s 2010 Annual Meeting of Stockholders, which was filed with the SEC on March 19, 2010. Stockholders may obtain additional information regarding the interests of the Company and its directors and executive officers in the proposed merger, which may be different than those of the Company’s stockholders generally, by reading the proxy statement and other relevant documents regarding the proposed merger, when filed with the SEC.

Investor Contacts:	News Media Contact:
Philip Armstrong, CommScope	Rick Aspan, CommScope
+1 828-323-4848	+1 708-236-6568
publicrelations@commscope.com
Mark Huegerich, CommScope
+1 828-431-2540

CommScope, Inc.

Condensed Consolidated Statements of Operations

(Unaudited — In thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009

Net sales	$821,867	$750,433	$2,381,607	$2,276,392

Operating costs and expenses:
Cost of sales	572,878	505,647	1,675,580	1,633,748
Selling, general and administrative	102,827	103,197	331,866	303,353
Research and development	29,572	26,390	89,426	82,457
Amortization of purchased intangible assets	20,764	20,824	62,292	62,473
Restructuring costs	3,925	3,207	55,349	20,027

Total operating costs and expenses	729,966	659,265	2,214,513	2,102,058

Operating income	91,901	91,168	167,094	174,334
Other expense, net	(1,434)	(2,037)	(1,361)	(12,570)
Interest expense	(21,582)	(25,655)	(68,612)	(99,465)
Interest income	1,345	843	4,146	3,350

Income before income taxes	70,230	64,319	101,267	65,649
Income tax expense	(19,676)	(18,492)	(28,586)	(24,917)

Net income	$50,554	$45,827	$72,681	$40,732

Earnings per share:
Basic	$0.53	$0.49	$0.77	$0.50
Diluted (a)	$0.49	$0.45	$0.73	$0.47

Weighted average shares outstanding:
Basic	94,791	93,661	94,547	82,117
Diluted (a)	106,635	105,675	106,425	93,400

(a) Calculation of diluted earnings per share:
Net income (basic)	$50,554	$45,827	$72,681	$40,732
Convertible debt add-back (b)	1,743	1,742	5,220	3,391

Numerator (diluted)	$52,297	$47,569	$77,901	$44,123

Weighted average shares (basic)	94,791	93,661	94,547	82,117
Dilutive effect of:
Stock options (c)	449	629	575	381
Restricted stock units and performance share units	940	930	848	683
Convertible debt (b)	10,455	10,455	10,455	10,219

Denominator (diluted)	106,635	105,675	106,425	93,400

(b)	Incremental interest expense and shares associated with convertible debt.
(c)	Out-of-the-money options to purchase 1.4 million shares were excluded from the computation of diluted earnings per share for both the three and nine months ended September 30, 2010 because they would have been antidilutive. Out-of-the-money options to purchase 1.1 million shares were excluded from the computation of diluted earnings per share for both the three and nine months ended September 30, 2009 because they would have been antidilutive.

See notes to unaudited condensed consolidated financial statements included in our Form 10-Q.

CommScope, Inc.

Condensed Consolidated Balance Sheets

(Unaudited — In thousands, except share amounts)

	September 30, 2010	December 31, 2009
Assets

Cash and cash equivalents	$545,888	$662,440
Short-term investments	125,404	40,465

Total cash, cash equivalents and short-term investments	671,292	702,905

Accounts receivable, less allowance for doubtful accounts of $13,258 and $16,572, respectively	651,345	598,959
Inventories, net	378,081	314,047
Prepaid expenses and other current assets	44,634	61,435
Deferred income taxes	92,747	67,610

Total current assets	1,838,099	1,744,956

Property, plant and equipment, net	355,232	412,388
Goodwill	995,025	995,037
Other intangibles, net	648,235	721,390
Other noncurrent assets	72,768	67,545

Total Assets	$3,909,359	$3,941,316

Liabilities and Stockholders’ Equity

Accounts payable	$234,821	$200,869
Other accrued liabilities	317,781	247,447
Current portion of long-term debt	3,053	140,810

Total current liabilities	555,655	589,126

Long-term debt	1,344,675	1,403,668
Deferred income taxes	102,268	143,132
Pension and postretirement benefit liabilities	124,690	134,770
Other noncurrent liabilities	110,339	121,637

Total Liabilities	2,237,627	2,392,333

Commitments and contingencies

Stockholders’ Equity:
Common stock, $.01 par value; Authorized shares: 300,000,000; Issued and outstanding shares: 94,906,135 at September 30, 2010 and 94,217,797 at December 31, 2009	1,053	1,046
Additional paid-in capital	1,391,013	1,361,156
Retained earnings	467,565	394,884
Accumulated other comprehensive income (loss)	(38,147)	(58,434)
Treasury stock, at cost: 10,351,408 shares at September 30, 2010 and 10,348,195 shares at December 31, 2009	(149,752)	(149,669)

Total Stockholders’ Equity	1,671,732	1,548,983

Total Liabilities and Stockholders’ Equity	$3,909,359	$3,941,316

See notes to unaudited condensed consolidated financial statements included in our Form 10-Q.

CommScope, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited — In thousands)

	Nine Months Ended September 30,
	2010	2009

Operating Activities:
Net income	$72,681	$40,732
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	140,981	153,554
Equity-based compensation	26,523	19,747
Deferred income taxes	(73,029)	(2,626)
Non-cash restructuring charges	13,973	—
Non-cash interest expense on 3.50% convertible debentures	—	12,004
Loss on conversion of debt securities	—	8,649
Changes in assets and liabilities	2,320	129,368

Net cash provided by operating activities	183,449	361,428

Investing Activities:
Additions to property, plant and equipment	(25,984)	(31,738)
Proceeds from disposal of property, plant and equipment	12,979	3,724
Net purchases of short-term investments	(84,939)	—
Cash paid for acquisitions	—	(694)
Other investing activities	(4,000)	4,062

Net cash used in investing activities	(101,944)	(24,646)

Financing Activities:
Principal payments on long-term debt	(196,494)	(760,858)
Proceeds from the issuance of long-term debt	—	388,125
Proceeds from the issuance of common stock	—	220,128
Long-term debt financing costs	—	(12,590)
Other financing activities	3,331	(8)

Net cash used in financing activities	(193,163)	(164,351)

Effect of exchange rate changes on cash and cash equivalents	(4,894)	8,364

Change in cash and cash equivalents	(116,552)	180,795
Cash and cash equivalents, beginning of period	662,440	412,111

Cash and cash equivalents, end of period	$545,888	$592,906

See notes to unaudited condensed consolidated financial statements included in our Form 10-Q.

CommScope, Inc.

Net Sales and Operating Income by Reportable Segment

(Unaudited — In millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Net Sales:
ACCG	$332.9	$316.4	$901.0	$964.5
Enterprise	220.2	177.6	638.8	485.9
Broadband	132.4	136.7	372.0	369.1
WNS	137.6	120.3	474.7	459.0
Inter-segment eliminations	(1.2)	(0.6)	(4.9)	(2.1)

Consolidated Net Sales	$821.9	$750.4	$2,381.6	$2,276.4

Operating Income (Loss):
ACCG	$16.5	$23.0	$(6.6)	$24.2
Enterprise	49.7	36.9	104.6	72.2
Broadband	17.5	32.3	41.5	68.7
WNS	8.2	(1.0)	27.6	9.2

Consolidated Operating Income	$91.9	$91.2	$167.1	$174.3

CommScope, Inc.

Reconciliation of GAAP Measures to Adjusted (Non-GAAP) Measures

(Unaudited — In millions, except per share amounts)

	Three Months Ended September 30, 2010			Nine Months Ended September 30, 2010
	Operating Income	Net Income (1)	Diluted EPS	Operating Income	Net Income (1)	Diluted EPS

As reported	$91.9	$50.6	$0.49	$167.1	$72.7	$0.73

Special items:

Amortization of purchased intangible assets (2)	24.4	15.2	0.14	73.2	45.6	0.43
Restructuring costs	3.9	2.5	0.02	55.3	34.8	0.32
Arbitration settlement	—	—	—	(8.6)	(5.3)	(0.05)
Gain on sale of distribution center	(3.7)	(3.7)	(0.03)	(3.7)	(3.7)	(0.03)
Tax effect of health care legislation	—	—	—	—	2.3	0.02

As adjusted for special items (non-GAAP)	$116.5	$64.6	$0.62	$283.3	$146.4	$1.42

	Three Months Ended September 30, 2009			Nine Months Ended September 30, 2009
	Operating Income	Net Income (1)	Diluted EPS	Operating Income	Net Income (1)	Diluted EPS

As reported	$91.2	$45.8	$0.45	$174.3	$40.7	$0.47

Special items:

Amortization of purchased intangible assets (2)	24.5	15.3	0.14	73.4	45.8	0.49
Restructuring costs	3.2	2.2	0.02	20.0	13.4	0.15
Litigation charge	—	—	—	21.2	12.3	0.13
Loss on debt conversions and prepayments	—	—	—	—	23.4	0.25

As adjusted for special items (non-GAAP)	$118.9	$63.3	$0.61	$288.9	$135.6	$1.49

(1)	The tax rates applied to special items reflect the tax expense or benefit expected to be realized based on the tax jurisdiction of the entity generating the special item. There are certain special items for which we expect to receive or incur little or no tax benefit.
(2)	Includes $3.6 million of amortization included in cost of sales for both the three months ended September 30, 2010 and 2009 and $10.9 million of amortization included in cost of sales for both the nine months ended September 30, 2010 and 2009.

CommScope management believes that presenting operating income, net income and diluted EPS information excluding the special items noted above provides meaningful information to investors in understanding operating results and may enhance investors’ ability to analyze financial and business trends, when considered together with the GAAP financial measures. In addition, CommScope management believes that these non-GAAP financial measures allow investors to compare period to period more easily by excluding items that could have a disproportionately negative or positive impact on results in any particular period.